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Exhibit 10.40

March 8, 2016

David S. Elkouri

Re: Key Employee Retention Agreement

Dear David:

        In recognition of your continuing key role at Halcón Resources Corporation and its affiliates (collectively, "Halcón"), you shall be entitled to a bonus (the "Commitment Bonus") upon the following terms and conditions set forth in this letter (this "Agreement"). This Agreement is between you and Halcón Resources Corporation (the "Company").

  1.
  Amount of Commitment Bonus.    The amount of your Commitment Bonus is EIGHT HUNDRED THOUSAND DOLLARS AND NO CENTS ($800,000.00).

  2.
  Payment of Commitment Bonus.    By executing and delivering this Agreement to the Company (as indicated below), you agree to continue your employment with Halcón until March 9, 2017 (the "Vesting Date"), and the Company agrees to make an advance payment to you of the Commitment Bonus, less applicable withholding taxes. Such advance payment shall be made within five (5) days after you deliver the executed Agreement to the Company.

  3.
  Repayment of Advanced Commitment Bonus.    If you terminate your employment with Halcón without "Good Reason" (as defined in Section 5) prior to the Vesting Date, or if your employment with Halcón is terminated for "Cause" (as defined in Section 6) prior to the Vesting Date, you agree that, within thirty (30) calendar days after such termination, you will pay to the Company the net amount of the Commitment Bonus that you received (i.e., the full amount of the Commitment Bonus less the amounts withheld for taxes therefrom). You agree that, if you fail to pay such amount, the Company may recover such payment (or any portion thereof) from you by making deductions from your salary and/or any other sums owed to you by Halcón, as permitted by applicable law. In addition, any such amount that you have not repaid to the Company shall accrue interest at the prime rate, as set forth in The Wall Street Journal on the date of your termination of employment from Halcón. For avoidance of doubt, if your employment with Halcón terminates prior to the Vesting Date due to your death, your permanent disability, a decision by you to terminate for Good Reason, or a decision by Halcón to terminate without Cause, or for any other reason (other than a termination by you without Good Reason or a termination by Halcón for Cause), you will not be required to repay the Commitment Bonus, subject to the release of claims requirement set forth in Section 4.

  4.
  Release of Claims.    Your retention of the Commitment Bonus on account of termination by you for Good Reason or a termination by Halcón without Cause shall be contingent on your executing and not revoking an agreement, in a form provided by the Company, granting a full release of all actual and potential claims you have or may have against (i) the Company and any parent, subsidiary, affiliated entity, joint venture, successor, predecessor, or assignee of the Company; (ii) the stockholders, officers, directors, employees, agents, representatives, and/or fiduciaries of the Company and of any parent, subsidiary, affiliated entity, joint venture, successor, predecessor, or assignee of the Company; and (iii) any persons acting by, through, under, or in concert with any of the persons or entities listed in clause (i) and/or clause (ii).

  5.
  Termination for "Good Reason."    For purposes of this Agreement, "Good Reason" shall mean, subject to the notice and cure provisions below, any of the following actions if taken without your prior consent:

  a.
  A material reduction in your base salary; or

  b.
  A permanent relocation of your principal place of employment to any location outside of a fifty mile radius of the location from which you served Halcón immediately prior to the relocation, provided such relocation is a material change in the geographic location at which you must provide services for purposes of Code Section 409A and the regulations thereunder.

    To exercise the option to terminate employment for Good Reason, you must provide written notice to the Company of your belief that Good Reason exists within 60 days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company then shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period or if the Company notifies you that it does not intend to cure such condition(s) before the end of that 30-day period, you may submit a notice of termination to the Company; provided, however, that the notice of termination invoking your option to terminate employment for Good Reason must be given no later than 100 days after the date the Good Reason condition first arose; otherwise, you are deemed to have accepted the condition(s), or the Company's correction of such condition(s), that may have given rise to the existence of Good Reason.

  6.
  Termination by Halcón for "Cause."    For purposes of this Agreement, "Cause" shall mean:

  a.
  The willful failure by you to perform your duties under your Employment Agreement with the Company dated June 1, 2012 (the "Employment Agreement") in any material respect (other than any such failure resulting from your incapacity due to physical or mental illness or disability) or the commission by you of an act of willful misconduct in any material respect with respect to Halcón; or

  b.
  The engaging by you in conduct which is demonstrably and materially injurious to Halcón; or

  c.
  The willful engaging, or failure to engage, by you in conduct which is in material violation of any term of your Employment Agreement, this Agreement, or the terms of any of Halcón's written policies and procedures; or

  d.
  Your breach of duty (other than inadvertent acts or omissions) to Halcón involving fraud, dishonesty, disloyalty, or a conflict of interest; or

  e.
  Your failure to cooperate with any investigation or inquiry authorized by Halcón or conducted by a governmental authority related to Halcón's business or your conduct; or

  f.
  Your conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony, any crime involving deceit, fraud, perjury or embezzlement, or any violation of federal or state securities laws.

    For purposes of this Section 6, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Halcón.

    Halcón may terminate your employment for Cause, but only after: (i) giving you written notice of the failure or conduct which the Company believes to constitute Cause; and (ii) with respect to elements (a) through (d) above, providing you a reasonable opportunity, and in no event more than 30 days, to cure such failure or conduct, unless the Company determines in its good faith judgment that such failure or conduct is not reasonably capable of being cured. In the event you do not cure the alleged failure or conduct within the time frame provided for such cure by the Company, the Company shall send you written notice specifying the effective date of termination. The failure by the Company to set forth in the notice referenced in this paragraph any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company to assert, or preclude the Company from asserting, such fact or circumstance in enforcing its rights hereunder.

  7.
  Confidentiality of Agreement.    You and the Company agree that the existence and terms of this Agreement shall be confidential. The Company and you specifically agree that they will neither now, nor at any time in the future, disclose or cause to be disclosed the existence or terms of this Agreement, except that disclosure may occur as follows:

  a.
  To employees of Halcón, but only to the limited extent necessary to perform the terms of this Agreement;

  b.
  To your spouse or in connection with obtaining legal, financial, and/or tax advice regarding the terms, provisions, and effect of this Agreement;

  c.
  As may be necessary in filing tax returns or SEC filings;

  d.
  As may be necessary in connection with enforcing the terms and conditions of this Agreement as provided herein; and/or

  e.
  As may be necessary in response to a valid subpoena or other lawful process and to comply with applicable law.

  8.
  Administration.    This Agreement shall be administered by the Company's Board of Directors, which has the absolute and unilateral right, power, and discretion to administer, interpret, construe, and construct the terms and provisions of this Agreement.

  9.
  Employee Benefits.    Nothing in this Agreement is intended to change any of the terms of any employee benefit plan sponsored and maintained by Halcón. In the event of a conflict between the terms of this Agreement and any of the aforementioned plans, the terms of the aforementioned plans shall control.

  10.
  Beneficiary.    Your beneficiary under this Agreement (your "Beneficiary") shall be your surviving spouse, or, if you have no surviving spouse, your estate. If you die before payment of benefits to which you are entitled under this Agreement, such benefits shall be paid to your Beneficiary.

  11.
  Compliance with Code § 409A.    To the maximum extent permitted by applicable law, amounts payable to you under this Agreement shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(4) (with respect to short-term deferrals). The provisions of this Agreement are intended to comply with the applicable requirements of Code § 409A and shall be limited, construed, and interpreted in accordance with such intent.

  12.
  Assignment.    Your rights under this Agreement are personal in nature, and you may not assign this Agreement or your rights hereunder without the written consent of the Company, which consent may be withheld in the Company's sole discretion. The Company may assign this Agreement without your consent. Subject to the limitations set forth in this Section, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors, and assignees.

  13.
  Modifications.    This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual written agreement of you and the Company.

  14.
  Severance of Terms.    If any provision of this Agreement is or may be held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

  15.
  Entire Agreement.    This Agreement sets forth the entire understanding between you and the Company with respect to the subject matter hereof and supersedes and replaces all prior communications, understandings and agreements between the parties, whether written or oral, express or implied, relating to the subject matter hereof.

  16.
  State Law.    This Agreement is made within the State of Texas. Therefore, except where preempted by federal law, this Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas and shall in all cases be construed as a whole (according to its fair meaning, and not strictly for or against either of the parties). Subject to the terms of any arbitration agreement between the Company and you, any action seeking interpretation or enforcement of its terms may be maintained only in the state courts of Harris County, Texas without regard to where the cause of action arose.

  17.
  Counterparts.    This Agreement may be executed in counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

  18.
  Titles.    The titles of Sections, Subsections, and Paragraphs in this Agreement are placed herein for convenience of reference only, and this Agreement is not to be construed by reference thereto.

  19.
  No Contract of Employment.    Nothing contained herein shall be construed to constitute a contract of employment between you and Halcón. Nothing contained herein shall be deemed to give you the right to be retained in the employ of Halcón, to be rehired by Halcón, or to interfere with the right of Halcón to discharge you at any time without regard to the effect such discharge might have on your right to receive benefits under this Agreement.

        To accept this Agreement, please sign where indicated below, and return it on or before 11:59 P.M. on March 8, 2016, to:

      Halcón Resources Corporation
      Attn: Senior Vice President, Human Resources
      1000 Louisiana, Ste. 6700
      Houston, TX 77002
      E-mail: Lkasparek@halconresources.com

Sincerely,
HALCÓN RESOURCES CORPORATION
/s/ LEAH KASPAREK Leah Kasparek Senior Vice President, Human Resources

ACCEPTED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:
/s/ DAVID S. ELKOURI David S. Elkouri

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  Exhibit 10.40